     As filed with the Securities and Exchange Commission on August 16, 2002
                                                          REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                               THE SCOTTS COMPANY
             (Exact name of Registrant as specified in its charter)

                                 ---------------

             OHIO                                              31-1414921
(State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                         Identification Number)

          14111 SCOTTSLAWN ROAD, MARYSVILLE, OHIO 43041, (937) 644-0011

              (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 ---------------

                               DAVID M. ARONOWITZ
                              14111 SCOTTSLAWN ROAD
                             MARYSVILLE, OHIO 43041
                                 (937) 644-0011
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                              RONALD A. ROBINS, JR.
                       VORYS, SATER, SEYMOUR AND PEASE LLP
                               52 EAST GAY STREET
                              COLUMBUS, OHIO 43215
                                 (614) 464-6400
                              (614) 719-4926 (FAX)

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                             Proposed Maximum          Proposed Maximum
 Title of Each Class of Securities to     Amounts to be     Aggregate Price Per       Aggregate Offering     Amount of Registration
             be Registered               Registered(1)(2)       Security(2)              Price(1)(2)              Fee (2)(3)
---------------------------------------- ---------------- ------------------------ ----------------------- ------------------------
Debt Securities.........................
Preferred Shares, without par value(4)..
Common Shares, without par value(5).....
Warrants................................
Stock Purchase Contracts................
Stock Purchase Units....................
     Total..............................   $350,000,000             100%                  $350,000,000               $32,200
Common Shares, without par value(6)..... 1,600,000 shares       $76,832,000(7)           $ 76,832,000(7)              $7,069

===================================================================================================================================

(1) The initial public offering price of any debt securities denominated in any foreign currencies or currency units shall be the U.S. dollar equivalent thereof based on the prevailing exchange rates at the respective times such securities are first offered. For debt securities issued with an original issue discount, the amount to be registered is the amount as shall result in aggregate gross proceeds of up to $350,000,000.


                                                   (continued on following page)

(2) Pursuant to General Instruction II.D to Form S-3, the Amounts to be Registered, Proposed Maximum Aggregate Price Per Security and Proposed Maximum Aggregate Offering Price have been omitted for each class of securities that are registered hereby other than the specified Common Shares to be sold by selling shareholders. See note 6.
(3) The registration fee for the unallocated securities registered hereby has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and reflects the maximum offering price of securities that may be issued rather than the principal amount of any securities that may be issued at a discount.
(4) An indeterminate number of shares of Preferred Shares of the Registrant are covered by this Registration Statement. Shares of preferred shares may be issued (a) separately or (b) upon the conversion of debt securities which are registered hereby.
(5) An indeterminate amount of Common Shares of the Registrant are covered by this Registration Statement. Common Shares may be issued (a) separately or (b) upon the conversion of either the debt securities or the shares of Preferred Shares, each of which are registered hereby. Common Shares issued upon conversion of the debt securities and the Preferred Shares will be issued without the payment of additional consideration.
(6) Represents Common Shares to be sold by certain selling shareholders identified herein.
(7) Estimated solely for the purpose of determining the registration fee and calculated in accordance with Rule 457(c) under the Securities Act on the basis of the last reported price of the Registrant's Common Shares on August 13, 2002, as reported on the New York Stock Exchange.
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the prospectus is delivered in final form. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED AUGUST 16, 2002

PROSPECTUS

                                 [SCOTTS LOGO]

                                  $350,000,000
                               THE SCOTTS COMPANY
                       Debt Securities, Preferred Shares,
                         Common Shares, Warrants, Stock
                   Purchase Contracts and Stock Purchase Units

                                 --------------

                             1,600,000 Common Shares

                                 --------------

         We may from time to time issue

         - debt securities;

         - preferred shares;

         - common shares;

         - warrants to purchase debt securities, preferred shares or common shares;

         - stock purchase contracts; or

         - stock purchase units

having an aggregate offering price of up to $350,000,000 (or the equivalent in foreign denominated currency or units based on or related to currencies). The debt securities may be either senior debt securities or subordinated debt securities.

         In addition to the common shares that we may offer from time to time, up to 1,600,000 common shares may be sold by certain of our shareholders who are set forth in this prospectus under the section entitled "Selling Shareholders." Our common shares are listed on the New York Stock Exchange under the symbol "SMG."

         We will provide specific terms of these securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and the additional information described under "Where You Can Find More Information" carefully before you invest in our securities.

         THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 AND ANY PROSPECTUS SUPPLEMENT BEFORE YOU INVEST IN ANY OF OUR SECURITIES.

                                 --------------

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 --------------



                             The date of this prospectus is _________, 2002.

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Forward-Looking Statements..................................................   i
Summary.....................................................................   1
Risk Factors................................................................   3
The Scotts Company..........................................................   7
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges
     and Preferred Share Dividends..........................................   7
Use of Proceeds.............................................................   7
Dividend Policy.............................................................   8
Description of Debt Securities..............................................   8
Description of Capital Stock................................................  15
Description of Warrants.....................................................  17
Description of Stock Purchase Contracts and Stock Purchase Units............  18
Selling Shareholders........................................................  19
Plan of Distribution........................................................  20
Legal Matters...............................................................  21
Experts.....................................................................  21
Incorporation by Reference..................................................  21
Where You Can Find More Information.........................................  22

                                   ----------

         Unless the context requires otherwise, the terms "we," "us," and "our" refer to The Scotts Company, an Ohio corporation. Our principal executive offices are located at 14111 Scottslawn Road, Marysville, Ohio 43041, and our telephone number at that address is (937) 644-0011. Our website address is http://www.scotts.com. The information on our website is not part of this prospectus or any prospectus supplement.

         Roundup(R)is a registered trademark of Monsanto Technology LLC (an affiliate of Monsanto Company, now known as Pharmacia Corporation). Unless otherwise indicated, all other trademarks, service marks or brand names appearing in this prospectus or any prospectus supplement are the property of Scotts.

         You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide you with different information. Neither we nor the selling shareholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

                           FORWARD-LOOKING STATEMENTS

         This prospectus includes, and incorporates by reference, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, the statements about our plans, strategies and prospects. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in, or incorporate by reference into, this prospectus include those discussed under the caption "Risk Factors" in this prospectus and in any prospectus supplement and elsewhere in this prospectus or in any prospectus supplement or the documents incorporated by reference herein. All forward-looking statements are expressly qualified in their entirety by those cautionary statements.

                                     SUMMARY

         The following summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and other terms of the securities being offered. Any prospectus supplement may also add, update or change information contained in this prospectus. To understand the terms of our securities, you should carefully read this document with the applicable prospectus supplement. Together these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference in this prospectus and in any prospectus supplement.

THE SECURITIES WE MAY OFFER

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, we may offer from time to time up to an aggregate of $350,000,000 of any of the following securities:

         -   debt securities;
         -   preferred shares;
         -   common shares;
         -   warrants;
         -   stock purchase contracts; and
         -   stock purchase units.

         In addition, certain selling shareholders may offer and sell from time to time up to an aggregate of 1,600,000 common shares owned by them and covered by the registration statement of which this prospectus is a part.

DEBT SECURITIES

         We may offer unsecured general obligations, which may be either senior or subordinated, and may be convertible into common shares or preferred shares. In this prospectus, we refer to our senior debt securities and subordinated debt securities together as our "debt securities." The senior debt securities will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment of our senior debt, including amounts under current or future senior credit facilities.

         Our debt securities will be issued under one of two indentures between us and a trustee. We have summarized general features of our debt securities under the section entitled "Description of Debt Securities" contained in this prospectus. We encourage you to read the indentures, the form of each of which is an exhibit to the registration statement of which this prospectus is a part.

PREFERRED SHARES

         We may issue preferred shares, without par value, in one or more series. Subject to the terms of our governing documents and applicable Ohio law, our board of directors will determine the dividend, voting, conversion and other rights and preferences of the series of preferred shares being offered.

COMMON SHARES

         We may issue common shares, without par value. Holders of common shares are entitled to receive dividends when declared by our board of directors, subject to the rights of holders of our preferred shares. Each holder of common shares is entitled to one vote per share. The holders of common shares have no preemptive or cumulative voting rights.

         In addition to the common shares that we may offer, certain selling shareholders may offer and sell from time to time up to an aggregate of 1,600,000 common shares under the registration statement of which this prospectus is a part.

WARRANTS

         We may issue warrants for the purchase of debt securities, preferred shares or common shares either independently or together with other securities. Each warrant will entitle the holder to purchase the principal amount of our debt securities, or the number of preferred shares or common shares, at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement.

STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

         We may issue stock purchase contracts representing contracts obligating holders to purchase from us and obligating us to sell to the holders a specified number of common shares or preferred shares at a future date or dates. The price per share of common shares or preferred shares may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

         The stock purchase contracts may be issued separately or as a part of units, often referred to as stock purchase units, consisting of a stock purchase contract and either of the following:


         -   debt securities of our company; or
         - debt obligations of third parties, including U.S. Treasury securities,

securing the holder's obligations to purchase our common shares or preferred shares under the stock purchase contracts.

                                  RISK FACTORS

         Investing in our securities involves risks, including the risks described in this prospectus, in any prospectus supplement and in the other documents that are incorporated herein by reference. You should carefully consider the risks factors together with all of the other information and data included in this prospectus, any prospectus supplement and the documents that are incorporated herein by reference before you decide to acquire any securities.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS.

         We have a significant amount of debt. Our substantial indebtedness could have important consequences for you. For example, it could:

         - make it more difficult for us to satisfy our obligations under our outstanding indebtedness and otherwise;

         - increase our vulnerability to general adverse economic and industry conditions;

         - require us to dedicate a substantial portion of cash flows from operations to payments on our indebtedness, which would reduce the cash flows available to fund working capital, capital expenditures, research and development efforts and other general corporate requirements;

         - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

         - place us at a competitive disadvantage compared to our competitors that have less debt;

         -        limit our ability to borrow additional funds; and

         - expose us to risks inherent in interest rate fluctuations because some of our borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

         Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

         We cannot assure you that our business will generate sufficient cash flow from operations or that currently anticipated cost savings and operating improvements will be realized on schedule or at all. We also cannot assure you that future borrowings will be available to us under our credit facility in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

ADVERSE WEATHER CONDITIONS COULD ADVERSELY IMPACT FINANCIAL RESULTS.

         Weather conditions in North America and Europe have a significant impact on the timing of sales in the spring selling season and overall annual sales. Periods of wet weather can slow fertilizer sales, while periods of dry, hot weather can decrease pesticide sales. In addition, an abnormally cold spring throughout North America and/or Europe could adversely affect both fertilizer and pesticide sales and therefore our financial results.

OUR HISTORICAL SEASONALITY COULD IMPAIR OUR ABILITY TO PAY OBLIGATIONS AS THEY COME DUE IN ADDITION TO OUR OPERATING EXPENSES.

         Because our products are used primarily in the spring and summer, our business is highly seasonal. For the past two fiscal years, more than 75% of our net sales have occurred in the second and third fiscal quarters combined. Our working capital needs and our borrowings peak near the middle of our second fiscal quarter because we are generating fewer revenues while incurring expenditures in preparation for the spring selling season. If cash on hand is insufficient to pay our obligations as they come due, including interest payments on our indebtedness, or our operating expenses, at a time when we are unable to draw on our credit facility, this seasonality could have a material adverse effect on our ability to conduct our business. Adverse weather conditions could heighten this risk.

PUBLIC PERCEPTIONS THAT THE PRODUCTS WE PRODUCE AND MARKET ARE NOT SAFE COULD ADVERSELY AFFECT US.

         We manufacture and market a number of complex chemical products, such as fertilizers, growing media, herbicides and pesticides, bearing one of our brands. On occasion, customers and some current or former employees have alleged that some products have failed to perform up to expectations or have caused damage or injury to individuals or property. Public perception that our products are not safe, whether justified or not, could impair our reputation, damage our brand names and materially adversely affect our business.

BECAUSE OF THE CONCENTRATION OF OUR SALES TO A SMALL NUMBER OF RETAIL CUSTOMERS, THE LOSS OF ONE OR MORE OF OUR TOP CUSTOMERS COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

         Our top 10 North American retail customers together accounted for more than 70% of our total net sales and 35% of our total outstanding accounts receivable for the past couple of fiscal years. Our top four customers, Home Depot, Wal-Mart, Lowe's and Kmart, hold significant positions in the retail lawn and garden market. The loss of, or reduction in orders from, Home Depot, Wal-Mart, Lowe's, Kmart or any other significant customer could have a material adverse effect on our business and our financial results, as could customer disputes regarding shipments, fees, merchandise condition or related matters. Our inability to collect accounts receivable from any of these customers could also have a material adverse affect.

         We do not have long-term sales agreements or other contractual assurances as to future sales to any of our major retail customers. In addition, continued consolidation in the retail industry has resulted in an increasingly concentrated retail base. To the extent such concentration continues to occur, our net sales and operating income may be increasingly sensitive to a deterioration in the financial condition of, or other adverse developments involving our relationship with, one or more customers. As a result of consolidation in the retail industry, our customers are able to exert increasing pressure on us with respect to pricing and payment terms.

         Kmart, one of our top customers, filed for bankruptcy relief under Chapter 11 of the bankruptcy code on January 22, 2002. Following such filing, we recommenced shipping products to Kmart, and we intend to continue shipping products to Kmart for the foreseeable future. If Kmart does not successfully emerge from its bankruptcy reorganization, our business could be adversely affected.

IF MONSANTO WERE TO TERMINATE THE MARKETING AGREEMENT FOR CONSUMER ROUNDUP(R) PRODUCTS WITHOUT BEING REQUIRED TO PAY ANY TERMINATION FEE, WE WOULD LOSE A SUBSTANTIAL SOURCE OF FUTURE EARNINGS.

         If we were to commit a serious default under the marketing agreement with Monsanto for consumer Roundup(R) products, Monsanto may have the right to terminate the agreement. If Monsanto were to terminate the marketing agreement rightfully, we would not be entitled to any termination fee, and we would lose all, or a significant portion, of the significant source of earnings we believe the marketing agreement provides. Monsanto may also be able to terminate the marketing agreement within a given region, including North America, without paying us a termination fee if sales to consumers in that region decline:

         - over a cumulative three fiscal year period; or
         - by more than 5% for each of two consecutive fiscal years.

THE EXPIRATION OF PATENTS RELATING TO ROUNDUP(R) AND THE SCOTTS TURF BUILDER(R) LINE OF PRODUCTS COULD SUBSTANTIALLY INCREASE OUR COMPETITION IN THE UNITED STATES.

         Glyphosate, the active ingredient in Roundup(R), was subject to a patent in the United States that expired in September 2000. We cannot predict the success of Roundup(R) now that glyphosate is no longer patented. Substantial new competition in the United States could adversely affect us. Glyphosate is no longer subject to patent in Europe and is not subject to patent in Canada. While sales of Roundup(R) in such countries have continued to increase despite the lack of patent protection, sales in the United States may decline as a result of increased competition. Any such decline in sales would adversely affect our financial results through the reduction of commissions as calculated under the Roundup(R) marketing agreement. We are aware that Spectrum Brands produced glyphosate one-gallon products for Home Depot and Lowe's to be sold under the Real-Kill(R) and No-Pest(R) brand names, respectively, in fiscal year 2001. Additional competitive products have been introduced in fiscal year 2002. It is too early to determine whether these product introductions will have a material adverse effect on our sales of Roundup(R).

         Our methylene-urea product composition patent, which covered Scotts Turf Builder(R), Scotts Turf Builder(R) Plus 2(R) with Weed Control and Scotts Turf Builder(R) with Halts(R) Crabgrass Preventer, expired in July 2001. This could also result in increased competition. Any decline in sales of Turf Builder(R) products after the expiration of the methylene-urea product composition patent could adversely affect our financial results.

THE HAGEDORN PARTNERSHIP L.P. BENEFICIALLY OWNS APPROXIMATELY 40% OF OUR OUTSTANDING COMMON SHARES ON A FULLY DILUTED BASIS.

         The Hagedorn Partnership L.P. beneficially owns approximately 40% of our outstanding common shares on a fully diluted basis and has sufficient voting power to significantly influence the election of directors and the approval of other actions requiring the approval of our shareholders.

COMPLIANCE WITH ENVIRONMENTAL AND OTHER PUBLIC HEALTH REGULATIONS COULD INCREASE OUR COST OF DOING BUSINESS.

         Local, state, federal and foreign laws and regulations relating to environmental matters affect us in several ways. In the United States, all products containing pesticides must be registered with the United States Environmental Protection Agency ("U.S. EPA") and, in many cases, similar state agencies before they can be sold. The inability to obtain or the cancellation of any registration could have an adverse effect on our business. The severity of the effect would depend on which products were involved, whether another product could be substituted and whether our competitors were similarly affected. We attempt to anticipate regulatory developments and maintain registrations of, and access to, substitute chemicals. We may not always be able to avoid or minimize these risks.

         The Food Quality Protection Act, enacted by the U.S. Congress in August 1996, establishes a standard for food-use pesticides: that a reasonable certainty of no harm will result from the cumulative effect of pesticide exposures. Under this act, the U.S. EPA is evaluating the cumulative risks from dietary and non-dietary exposures to pesticides. The pesticides in our products, certain of which may be used on crops processed into various food products, continue to be evaluated by the U.S. EPA as part of this exposure risk assessment. It is possible that the U.S. EPA or a third party active ingredient registrant may decide that a pesticide we use in our products will be limited or made unavailable to us. For example, in June 2000, DowAgroSciences, an active ingredient registrant, voluntarily agreed to a gradual phase-out of residential uses of chlorpyrifos, an active ingredient used in our lawn and garden products. In December 2000, the U.S. EPA reached agreement with various parties, including manufacturers of the active ingredient diazinon, regarding a phased withdrawal from retailers by December 2004 of residential uses of products containing diazinon, used also in our lawn and garden products. We cannot predict the outcome or the severity of the effect of the U.S. EPA's continuing evaluations of active ingredients used in our products.

         The use of certain pesticide and fertilizer products is regulated by various local, state, federal and foreign environmental and public health agencies. Regulations regarding the use of some pesticide and fertilizer products may include requirements that only certified or professional users apply the product, that the products be used only in specified locations or that certain ingredients not be used. Users may be required to post notices on properties to which products have been or will be applied and may be required to notify individuals in the vicinity that products will be applied in the future. Even if we are able to comply with all such regulations and obtain all necessary registrations, we cannot assure you that our products, particularly pesticide products, will not cause injury to the environment or to people under all circumstances. The costs of compliance, remediation or products liability have adversely affected operating results in the past and could materially affect future quarterly or annual operating results.

         The harvesting of peat for our growing media business has come under increasing regulatory and environmental scrutiny. In the United States, state regulations frequently require us to limit our harvesting and to restore the property to an agreed-upon condition. In some locations, we have been required to create water retention ponds to control the sediment content of discharged water. In the United Kingdom, our peat extraction efforts are also the subject of legislation.

         In addition to the regulations already described, local, state, federal and foreign agencies regulate the disposal, handling and storage of waste, air and water discharges from our facilities. In June 1997, the Ohio Environmental Protection Agency ("Ohio EPA") initiated an enforcement action against us with respect to alleged surface water violations and inadequate treatment capabilities at our Marysville facility and is seeking corrective action under the Resource Conservation Recovery Act. We have met with the Ohio EPA and the Ohio Attorney General's office to negotiate an amicable resolution of these issues. On December 3, 2001, an agreed judicial Consent Order was submitted to the Union County Common Pleas Court and was entered by the court on January 25, 2002.

         For the nine months ended June 29, 2002, we made approximately $1.9 million in environmental expenditures, compared with approximately $0.6 million in environmental capital expenditures and $2.1 million in other environmental expenses for the entire fiscal year 2001. Management anticipates that environmental capital expenditures and other environmental expenses for the remainder of fiscal year 2002 will not differ significantly from those incurred in fiscal year 2001.

         The adequacy of these anticipated future expenditures is based on our operating in substantial compliance with applicable environmental and public health laws and regulations and several significant assumptions:

         - that we have identified all of the significant sites that must be remediated;

         - that there are no significant conditions of potential contamination that are unknown to us; and

         - that with respect to the agreed judicial Consent Order in Ohio, that potentially contaminated soil can be remediated in place rather than having to be removed and only specific stream segments will require remediation as opposed to the entire stream.

         If there is a significant change in the facts and circumstances surrounding these assumptions or if we are found not to be in substantial compliance with applicable environmental and public health laws and regulations, it could have a material impact on future environmental capital expenditures and other environmental expenses and our results of operations, financial position and cash flows.

OUR SIGNIFICANT INTERNATIONAL OPERATIONS MAKE US SUSCEPTIBLE TO FLUCTUATIONS IN CURRENCY EXCHANGE RATES AND TO THE COSTS OF INTERNATIONAL REGULATION.

         We currently operate manufacturing, sales and service facilities outside of North America, particularly in the United Kingdom, Germany and France. Our international operations have increased with the acquisitions of Levington, Miracle Garden Care Limited, Ortho and Rhone-Poulenc Jardin and with the marketing agreement for consumer Roundup(R) products. In fiscal year 2001, international sales accounted for approximately 20% of our total sales. Accordingly, we are subject to risks associated with operations in foreign countries, including:

         -    fluctuations in currency exchange rates;

         -    limitations on the conversion of foreign currencies into U.S.
              dollars;

         - limitations on the remittance of dividends and other payments by foreign subsidiaries;

         -    additional costs of compliance with local regulations; and

         -    historically, higher rates of inflation than in the United States.

In addition, our operations outside the United States are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, potential difficulties in staffing and managing local operations and potentially adverse tax consequences. The costs related to our international operations could adversely affect our operations and financial results in the future.

RESTRICTIVE COVENANTS MAY ADVERSELY AFFECT US.

         Our credit facility and the indenture governing our outstanding senior subordinated notes contain restrictive covenants that require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under our credit facility and/or our outstanding senior subordinated notes. Upon the occurrence of an event of default under our credit facility and/or the senior subordinated notes, the lenders and/or noteholders could elect to declare all of our outstanding indebtedness to be immediately due and payable and terminate all commitments to extend further credit. We cannot be sure that our lenders or the noteholders would waive a default or that we could pay the indebtedness in full if it were accelerated.

                               THE SCOTTS COMPANY

         The Scotts Company, an Ohio corporation, traces its heritage back to a company founded by O.M. Scott in Marysville, Ohio in 1868. In the mid 1900's, we became widely known for the development of quality lawn fertilizers and grass seeds that led to the creation of a new industry -- consumer lawn care. Today, the Scotts(R) Turf Builder(R), Miracle-Gro(R), Ortho(R) and Roundup(R) brands make us the most widely recognized company in lawn care in the United States.

         In the 1990's, we significantly expanded our product offering by acquiring two additional leading brands in the U.S. home lawn and garden industry. In 1995, through a merger, we acquired the Miracle-Gro(R) brand, the industry leader in water-soluble garden plant foods. In fiscal 1999, we acquired the Ortho(R) brand and exclusive rights to market the consumer Roundup(R) brand, thereby adding industry-leading pesticides and herbicides to our portfolio. We are among the most widely recognized marketers and manufacturers of products for lawns, gardens and professional horticulture, and we are rapidly expanding into the lawn care service industry through our Scotts LawnService(R) business. We believe that our market leadership is driven by our leading brands, consumer-focused advertising, product performance and close relationships with major U.S. retailers in our categories.

         In 1997, our presence in Europe expanded with the acquisition of several established brands. We now have a strong presence in the consumer garden business in the United Kingdom, France and Germany, and expect to increase our share in these markets through consumer-focused marketing, a model we have successfully followed in the United States. We also have a presence in the remaining countries in Europe, Australia, the Far East, Latin America and South America.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

         The following table sets forth our consolidated ratio of earnings to fixed charges and of earnings to combined fixed charges and preferred share dividends for each of the periods shown:

                                                                                                       NINE
                                                                                                    MONTHS ENDED
                                                              YEAR ENDED SEPTEMBER 30,               JUNE 29,
                                                   --------------------------------------------      --------
                                                  1997      1998       1999      2000      2001        2002
                                                  ----      ----       ----      ----      ----        ----
Ratio of earnings to fixed charges.........       3.3x      2.6x       2.3x      2.1x      1.3x        3.7x
Ratio of earnings to combined fixed
    charges and preferred share dividends..       2.1x      1.8x       2.0x      1.9x      1.3x        3.7x

         For the purposes of the table above, earnings include income before provision for income taxes and the cumulative effect of changes in accounting principles, adjusted for income or loss of equity investors and fixed charges, excluding capitalized interest. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and discount or premium relating to any indebtedness, capitalized interest and a portion of rental charges considered to be representative of the interest component in the particular case. Preferred share dividends are the pre-tax equivalent, at our effective tax rate, of dividends earned on 195,000 shares of Class A Convertible Preferred Stock that were converted into common shares as of October 1, 1999.

                                 USE OF PROCEEDS

         Unless otherwise stated in the applicable prospectus supplement, we intend to use all or a portion of the net proceeds from the sale of the securities offered by this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include the repayment of outstanding indebtedness, the purchase of our common shares, capital expenditures, mergers, acquisitions and other strategic investments. We have not made specific allocations of the proceeds for such purposes at this time. The net proceeds may be invested temporarily or applied to repay short term or revolving debt until they are used for their stated purposes.

         We will not receive any of the proceeds from the sale of common shares by the selling shareholders, if any.

                                 DIVIDEND POLICY

         We have not paid dividends on our common shares in the past and do not presently plan to pay dividends on our common shares. Other than dividends to be paid on outstanding preferred shares issued after the date of this prospectus, we presently anticipate that earnings will be retained and reinvested to support the growth of our business. The payment of any future dividends on our common shares or preferred shares will be determined by our board of directors in light of conditions then existing, including our earnings, financial condition and capital requirements, restrictions in financing agreements, business conditions and other factors.

                         DESCRIPTION OF DEBT SECURITIES

         The following description discusses the general terms and provisions of the debt securities that we may offer under this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities. The indebtedness represented by the senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indebtedness represented by the subordinated debt securities will rank junior and be subordinate in right of payment to the prior payment in full of our senior debt, to the extent and in the manner set forth in the applicable prospectus supplement for the securities.

         The senior debt securities and the subordinated debt securities will be issued under separate indentures between us and one or more U.S. banking institutions (each, a "Trustee"). The Trustee for each series of our debt securities will be identified in the applicable prospectus supplement. We may refer to the indenture covering the senior debt securities as the "Senior Indenture" and the indenture covering the subordinated debt securities as the "Subordinated Indenture." Together the Senior Indenture and the Subordinated Indenture are called "Indentures."

         The forms of the Indentures are filed as exhibits to the registration statement of which this prospectus is a part. The Indentures are subject to and governed by the Trust Indenture Act of 1939, and may be supplemented or amended from time to time following their execution. We have not yet selected a Trustee for either of the Indentures, and we have not yet executed either Indenture. Prior to issuing any debt securities, we will be required to select a Trustee for the applicable Indenture or Indentures, to qualify the Trustee or Trustees under the Trust Indenture Act of 1939 and to execute the applicable Indenture or Indentures.

         The form of each Indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the Indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the applicable form of Indenture will be described in the prospectus supplement relating to the debt securities.

         We have summarized selected provisions of the Indentures below. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable Indenture. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the applicable Indenture, including definitions of terms used in the applicable Indenture, which we urge you to read. Whenever we refer in this prospectus or in the prospectus supplement to defined terms of the Indentures, those defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in this summary have the meanings specified in the Indentures.

GENERAL

         The debt securities will be our direct, unsecured general obligations. The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness (including any senior debt securities) as described under "-- Subordination" below and in the applicable prospectus supplement.

         The Indentures provide that we will be able to issue an unlimited aggregate principal amount of debt securities under each Indenture, in one or more series, and in any currency or currency units. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

         Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture or a resolution of our board of directors or in one or more officer's certificates pursuant to a board resolution.

          A prospectus supplement will include the terms of any debt securities being offered. We refer you to the applicable prospectus supplement for a description of the following terms of the series of offered debt securities ("Offered Debt Securities"):

         -    the title of the Offered Debt Securities;

         - whether the Offered Debt Securities are senior debt securities or subordinated debt securities;

         -    the aggregate principal amount of the Offered Debt Securities;

         - the date or dates on which principal will be payable or how to determine the dates;

         - the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable and any record dates for the interest payable on the interest payment dates;

         -    the place of payment on the Offered Debt Securities;

         - any obligation or option we have to redeem, purchase or repay the Offered Debt Securities, or any option of the registered holder to require us to redeem or repurchase Offered Debt Securities, and the terms and conditions upon which the Offered Debt Securities will be redeemed, purchased or repaid;

         - the currency or currencies, including composite currencies or currency units, in which payment of the principal of (or premium, if any) or interest, if any, on any of the Offered Debt Securities will be payable if other than the currency of the United States of America;

         - any index, formula or other method used to determine the amount of principal, premium, if any, or interest;

         - the terms and conditions upon which payment on the Offered Debt Securities may change;

         -    whether the Offered Debt Securities are defeasible;

         -    any addition to or change in the Events of Default;

         -    any addition to or change in the covenants in the applicable
              Indenture;

         - the terms of any right to convert the Offered Debt Securities into other securities or other property; and

         - any other terms of the Offered Debt Securities not inconsistent with the provisions of the applicable Indenture.

         If the Offered Debt Securities are denominated in whole or in part in any currency other than U.S. dollars, if the principal of (and premium, if any) or interest, if any, on the Offered Debt Securities are to be payable in a currency or currencies other than that in which the debt securities are to be payable, or if any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of the debt securities, special U.S. federal income tax, accounting and other considerations applicable thereto will be described in the applicable prospectus supplement.

         If so provided in the applicable prospectus supplement, we may issue our debt securities at a discount below their principal amount and pay less than the entire principal amount of our debt securities upon declaration of acceleration of their maturity ("Original Issue Discount Securities"). The applicable prospectus supplement will describe all material U.S. federal income tax, accounting and other considerations applicable to the Original Issue Discount Securities.

         The general provisions of the Indentures do not contain any provisions that would limit our ability or the ability of our subsidiaries to incur indebtedness or that would afford holders of our debt securities protection in the event of a highly leveraged or similar transaction involving us or any of our subsidiaries. Please refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions, if any, to the Events of Default described below that are applicable to the Offered Debt Securities or any covenants or other provisions providing event risk or similar protection.

PAYMENT

         Unless indicated differently in the applicable prospectus supplement, we will pay interest on a debt security on each interest payment date to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date.

         Unless we indicate differently in the applicable prospectus supplement, we will pay principal of and any premium on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the applicable Trustee, as our paying agent, or at other designated places. Any other paying agent initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement.

FORM, TRANSFERS AND EXCHANGES

         The debt securities of each series will be issued only in fully registered form, without interest coupons. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued in denominations of $1,000 each or multiples thereof.

         Subject to the terms of the applicable Indenture and the limitations applicable to global securities, you may exchange or transfer debt securities at the corporate trust office of the Trustee or at any other office or agency maintained by us for that purpose, without the payment of any service charge, except for any tax or governmental charge.

GLOBAL SECURITIES

         The debt securities of any series may be issued, in whole or in part, by one or more global certificates that will be deposited with the depositary identified in the applicable prospectus supplement.

         No global security may be exchanged in whole or in part for the debt securities registered in the name of any person other than the depositary for that global security or any nominee of that depositary unless:

         -    the depositary is unwilling or unable to continue as depositary;

         -    an Event of Default has occurred and is continuing; or

         -    as otherwise provided in the applicable prospectus supplement.

         Unless otherwise stated in any prospectus supplement, The Depository Trust Company, or DTC, will act as depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be affected only through records maintained by DTC and its participants.

EVENTS OF DEFAULT

         Unless otherwise specified in the applicable prospectus supplement, an event of default ("Event of Default") occurs with respect to debt securities of any series if:

         - we do not pay any interest on any debt securities of the applicable series within 30 days of the due date (following any deferral allowed under the terms of the debt securities and elected by us);

         - we do not pay principal or premium, if any, on any debt securities of the applicable series at maturity;

         - we do not deposit any sinking fund payment when due by the terms of the applicable debt securities;

         - we default in the performance, or are in breach, of a covenant or warranty of the applicable Indenture, other than a covenant or warranty a default in whose performance or whose breach is elsewhere specifically dealt with or which expressly has been included in the applicable Indenture solely for the benefit of debt securities other than that series, and such default or breach continues for a period of 60 days after there has been given by registered or certified mail, to us by the applicable Trustee or to us and the applicable Trustee by the Holders of at least 25% of the principal amount of debt securities of the affected series, a written notice specifying such default or breach and requiring it to be remedied;

         - certain events of bankruptcy, insolvency, receivership or reorganization with respect to us occur; or

         - any other Event of Default provided with respect to debt securities of that series occurs.

         No Event of Default with respect to a series of debt securities necessarily constitutes an Event of Default with respect to the debt securities of any other series issued under the Indentures.

         Each Indenture requires us to file annually with the applicable Trustee an officers' certificate as to our compliance with all conditions and covenants under the applicable Indenture. Each Indenture provides that the applicable Trustee may withhold notice to the Holders of a series of debt securities of any default, except payment defaults on those debt securities, if it considers such withholding to be in the interest of the Holders of that series of debt securities.

         If an Event of Default occurs and is continuing with respect to any series of debt securities, then either the applicable Trustee or the Holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount, or, if any debt securities of that series are Original Issue Discount Securities, that portion of the principal amount of those Original Issue Discount Securities as may be specified in the terms of those Original Issue Discount Securities, of all of the debt securities of that series to be due and payable immediately, by a notice in writing to us, and to the applicable Trustee if given by the Holders, and upon any such declaration that principal amount, or specified amount, plus accrued and unpaid interest, and premium, if any, will become immediately due and payable. Upon payment of that amount in the currency in which the debt securities are denominated (except as otherwise provided in the applicable Indenture or specified in the applicable prospectus supplement), all of our obligations in respect of the payment of principal of the debt securities of that series will terminate.

         After a declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due on any series of debt securities, the Holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series, by written notice to us and the applicable Trustee, may rescind and annul the declaration and its consequences, subject to any terms or conditions specified in the applicable prospectus supplement.

         If an Event of Default results from bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of a series, or that portion of the principal amount of such debt securities as may be specified in the applicable prospectus supplement, will automatically become immediately due and payable.

         Subject to the provisions of each Indenture relating to the duties of the applicable Trustee, in case an Event of Default with respect to our debt securities of a particular series occurs and is continuing, the applicable Trustee will be under no obligation to exercise any of its rights or powers under that Indenture at the request, order or direction of any of the Holders of debt securities of that series, unless the Holders have offered to the applicable Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with such request or direction. Subject to the provisions for the indemnification of the applicable Trustee, the Holders of a majority in principal amount of our outstanding debt securities of that series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee under the applicable Indenture, or exercising any trust or power conferred on the applicable Trustee with respect to our debt securities of that series.

MERGER OR CONSOLIDATION

         Each Indenture provides that we may not consolidate with or merge or wind up into any other entity, whether or not we are the surviving corporation, and that we may not sell, assign, convey, transfer or lease our properties and assets substantially as an entirety to any Person, unless:

         - the corporation formed by the consolidation or into which we are merged, or the Person which acquires us or which leases our properties and assets substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State or territory of the United States or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding debt securities and the performance of all of our covenants under the applicable Indenture;

         - immediately after giving effect to such transaction, no Event of Default under the applicable Indenture, and no event which after notice or lapse of time or both would become an Event of Default, has happened and is continuing; and

         - all other conditions specified in the applicable prospectus supplement are met.

MODIFICATION OR WAIVER

         Without prior notice to or the consent of any Holders, we and the applicable Trustee may modify the applicable Indenture for any of the following purposes:

         - to evidence the succession of another entity to us and the assumption by that successor of our covenants and obligations under the applicable Indenture and under our debt securities issued thereunder in accordance with the terms of the applicable Indenture;

         - to add one or more covenants or other provisions for the benefit of the Holders of all or any series of debt securities, and if those covenants are to be for the benefit of less than all series, stating that those covenants are expressly being included solely for the benefit of that series, or to surrender any right or power conferred upon us;

         - to add any additional Events of Default for all or any series of debt securities, and if those Events of Default are to be applicable to less than all series, stating that those Events of Default are expressly being included solely to be applicable to that series;

         - to change or eliminate any provision of the applicable Indenture or to add any new provision to the applicable Indenture that does not adversely affect the interests of the Holders;

         - to provide security for the debt securities of any series or to provide that any of our obligations under the debt securities or the applicable Indenture shall be guaranteed and the terms and conditions for the release or substitution of the security or guarantee;

         - to supplement any of the provisions of the applicable Indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that any such action will not adversely affect the interests of the Holders of debt securities of that series or any other series of debt securities issued under the applicable Indenture in any material respect;

         - to establish the form or terms of debt securities of any series as permitted by the applicable Indenture;

         - to evidence and provide for the acceptance of appointment of a separate or successor Trustee with respect to one or more series of debt securities and to add to or change any of the provisions of the applicable Indenture as is necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee; or

         - to cure any ambiguity, defect or inconsistency; to eliminate any conflict between the terms of the applicable Indenture and the debt securities issued thereunder and the Trust Indenture Act or to modify any other provisions with respect to matters or questions arising under the applicable Indenture that will not be inconsistent with any provision of the applicable Indenture; provided those other provisions do not adversely affect the interests of the Holders of our outstanding debt securities of any series created thereunder prior to such modification in any material respect.

         We and the applicable Trustee may, with some exceptions, amend or modify any Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding debt securities of all series affected by the amendment or modification. However, no amendment or modification may, without the consent of the Holder of each outstanding debt security affected thereby:

         - change the stated maturity of the principal of or interest on any debt security (other than pursuant to the terms of the debt security), or reduce the principal amount, interest or premium payable or change the currency in which any debt security is payable, or impair the right to bring suit to enforce any payment;

         - reduce the percentages of Holders whose consent is required for any modification or waiver or reduce the requirements for quorum and voting under the applicable Indenture;

         - modify certain of the provisions in the applicable Indenture relating to supplemental indentures and waivers of certain covenants and past defaults; or

         - make any change that adversely affects the right to convert any convertible debt security or decrease the conversion rate or increase the conversion price of any convertible debt security.

         A modification which changes or eliminates any provision of an Indenture expressly included solely for the benefit of Holders of debt securities of one or more particular series or modifies the Holders' rights will be deemed not to affect the rights under the Indenture of the registered holders of debt securities of any other series.

         Each of the Indentures provides that the Holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any series, by notice to the relevant Trustee, may on behalf of the Holders of the debt securities of that series waive any default or Event of Default and its consequences under the applicable Indenture, except:

         - a continuing default or Event of Default in the payment of interest on, premium, if any, or the principal of, any such debt security held by a non-consenting Holder; or

         - a default in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding debt security of each series affected.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         The applicable Indenture with respect to the debt securities of any series may be discharged, subject to the terms and conditions as specified in the applicable prospectus supplement when either:

         - all debt securities, with the exceptions provided for in the applicable Indenture, of that series have been delivered to the applicable Trustee for cancellation;

         - all debt securities of that series not theretofore delivered to the applicable Trustee for cancellation:

              -    have become due and payable;

              - will become due and payable at their Stated Maturity within one year; or

              -    are to be called for redemption within one year; or

         - certain events or conditions occur as specified in the applicable prospectus supplement.

         In addition, each series of debt securities may provide additional or different terms or conditions for the discharge or defeasance of some or all of our obligations as may be specified in the applicable prospectus supplement.

         If provision is made for the defeasance of debt securities of a series, and if the debt securities of that series are registered securities and denominated and payable only in U.S. dollars, then the provisions of each Indenture relating to defeasance will be applicable except as otherwise specified in the applicable prospectus supplement for debt securities of that series. Defeasance provisions, if any, for debt securities denominated in a foreign currency or currencies may be specified in the applicable prospectus supplement.

         At our option, either (1) we will be deemed to have been discharged from our obligations with respect to debt securities of any series, i.e., the "legal defeasance option," or (2) we will cease to be under any obligation to comply with certain provisions of the applicable Indenture with respect to certain covenants, if any, specified in the applicable prospectus supplement with respect to debt securities of any series, i.e., the "covenant defeasance option," at any time after the conditions set forth in the applicable prospectus supplement have been satisfied.

SENIOR DEBT SECURITIES

         The senior debt securities will be unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The senior debt securities will, however, be subordinated in right of payment to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. Except as provided in the Senior Indenture or specified in any authorizing resolution or supplemental indenture relating to a series of senior debt securities to be issued, no Senior Indenture will limit the amount of additional indebtedness that may rank equally with the senior debt securities or the amount of indebtedness, secured or otherwise, that may be incurred or preferred shares that may be issued by any of our subsidiaries.

SUBORDINATION

         If our assets are distributed upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on any subordinated debt securities will be subordinated in right of payment, to the extent provided in the Subordinated Indenture and the applicable prospectus supplement, to the prior payment in full of all Senior Indebtedness, including senior debt securities. However, our obligation to pay principal of, and premium, if any, or interest on the subordinated debt securities will not otherwise be affected. Unless otherwise indicated in the applicable prospectus supplement, no payment on account of principal, premium, if any, sinking fund or interest may be made on the subordinated debt securities at any time when there is a default in the payment of principal, premium, if any, sinking fund, interest or certain other obligations on Senior Indebtedness. In addition, the prospectus supplement for any series of subordinated debt securities may provide that payments on account of principal, premium, if any, or interest in respect of the subordinated debt securities may be delayed or not paid under specified circumstances and periods. If, while we are in default on Senior Indebtedness, any payment is received by the Trustee under the Subordinated Indenture or the Holders of any of the subordinated debt securities before we have paid all Senior Indebtedness in full, the payment or distribution must be paid over to the Holders of the unpaid Senior Indebtedness or applied to the repayment of the unpaid Senior Indebtedness. Subject to paying the Senior Indebtedness in full, the Holders of the subordinated debt securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent that payments are made to the holders of Senior Indebtedness out of the distributive share of the subordinated debt securities.

         Due to the subordination, if our assets are distributed upon insolvency, some or all of our general creditors may recover more, ratably, than Holders of subordinated debt securities. The Subordinated Indenture or applicable supplemental indenture may state that its subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the legal defeasance provisions of the Subordinated Indenture.

         If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in it will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date. "Senior Indebtedness" with respect to any series of subordinated debt securities will have the meaning specified in the applicable prospectus supplement for that series.

CONVERSION RIGHTS

         The terms and conditions of any debt securities being offered that are convertible into our common shares will be set forth in a prospectus supplement. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be mandatory, or at the option of the holder or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the debt securities are redeemed.

CORPORATE EXISTENCE

         Subject to the terms of the applicable Indenture, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, charter and statutory rights and franchises; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business.

GOVERNING LAW

         The Indentures and our debt securities will be governed by, and construed in accordance with, the law of the State of New York.

                          DESCRIPTION OF CAPITAL STOCK

         In this section, we describe the material features and rights of our capital stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to applicable Ohio law and our amended and restated articles of incorporation and code of regulations, each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

OUR AUTHORIZED CAPITAL STOCK

         Our authorized capital stock consists of 100,000,000 common shares, without par value, and 195,000 preferred shares, without par value. As of August 13, 2002, there were (1) 29,744,790 common shares issued and outstanding, held by approximately 300 holders of record; and (2) no preferred shares issued and outstanding. In addition, the Hagedorn Partnership L.P. and certain other selling shareholders hold currently exercisable warrants to purchase up to 3,000,000 common shares exercisable in three 1,000,000 share tranches at exercise prices of $21, $25 and $29 per share, respectively.

COMMON SHARES

         Holders of our common shares are entitled to:

         -    one vote for each share held;

         - receive dividends when and if declared by the board of directors from funds legally available therefor, subject to the rights of holders of our preferred shares, if any, and to restrictions contained in our long-term indebtedness; and

         - share ratably in our net assets, legally available to our shareholders in the event of our liquidation, dissolution or winding up, after provision for distribution to the holders of any preferred shares.

         Holders of our common shares have no preemptive, subscription, redemption, conversion or cumulative voting rights. Our outstanding common shares are, and the shares that may be issued upon any conversion will be, when issued, fully paid and nonassessable.

         Our common shares are listed on the New York Stock Exchange under the symbol "SMG."

PREFERRED SHARES

         Our amended and restated articles of incorporation authorize our board of directors to issue, without any further vote or action by our shareholders, subject to certain limitations prescribed by Ohio law and the rules and regulations of the New York Stock Exchange, up to an aggregate of 195,000 preferred shares in one or more classes or series. With respect to any classes or series, our board of directors may determine the designation and the number of shares, preferences, limitations and special rights, including dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences. Absent a determination by the board of directors to establish different voting rights, holders of preferred shares are entitled to one vote per share on matters to be voted upon by the holders of common shares and preferred shares voting together as a single class. Ohio law also entitles the holders of preferred shares to exercise a class vote on certain matters.

ANTI-TAKEOVER EFFECTS OF ARTICLES OF INCORPORATION, CODE OF REGULATIONS AND THE OHIO GENERAL CORPORATION LAW

         There are provisions in our amended and restated articles of incorporation and code of regulations, and the Ohio Revised Code that could discourage potential takeover attempts and make attempts by shareholders to change management more difficult. These provisions could adversely affect the market price of our shares.

     Classified Board of Directors

         Our board of directors is divided into three classes, with three-year staggered terms. This classification system increases the difficulty of replacing a majority of the directors at any one time and may tend to discourage a third-party from making a tender offer or otherwise attempting to gain control of us. It also may maintain the incumbency of our board of directors. Under a recent revision to the Ohio General Corporation Law, shareholders may not remove any directors on a classified board of directors without cause.

     Limited Shareholder Action by Written Consent

         The Ohio General Corporation Law requires that an action by written consent of the shareholders in lieu of a meeting be unanimous, except that the code of regulations may be amended by an action by written consent of holders of shares entitling them to exercise two-thirds of the voting power of the corporation or, if the articles of incorporation or code of regulations otherwise provide, such greater or lesser amount, but not less than a majority. This provision may have the effect of delaying, deferring or preventing a tender offer or takeover attempt that a shareholder might consider to be in its best interest.

     Control Share Acquisition Act

         The Ohio General Corporation Law provides that certain notice and informational filings, and special shareholder meeting and voting procedures, must occur prior to any person's acquisition of an issuer's shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

         -    one-fifth or more but less than one-third of such voting power;

         -    one-third or more but less than a majority of such voting power;

         -    a majority or more of such voting power.

         The Control Share Acquisition Act does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Control Share Acquisition Act.

     Merger Moratorium Statute

         Chapter 1704 of the Ohio Revised Code generally addresses a wide range of business combinations and other transactions (including mergers, consolidations, asset sales, loans, disproportionate distributions of property and disproportionate issuances or transfers of shares or rights to acquire shares) between an Ohio corporation and an "Interested Shareholder" who, alone or with others, may exercise or direct the exercise of at least 10% of the voting power of the corporation. The Merger Moratorium Statute prohibits such transactions between the corporation and the Interested Shareholder for a period of three years after a person becomes an Interested Shareholder, unless, prior to such date, the directors approved either the business combination or other transaction or approved the acquisition that caused the person to become an Interested Shareholder.

         Following the three-year moratorium period, the corporation may engage in the covered transaction with the Interested Shareholder only if:

         - the transaction receives the approval of the holders of two-thirds of all the voting shares and the approval of the holders of a majority of the voting shares held by persons other than an Interested Shareholder; or

         - the remaining shareholders receive an amount for their shares equal to the higher of the highest amount paid in the past by the Interested Shareholder for the corporation's shares or the amount that would be due to the shareholders if the corporation were to dissolve.

                             DESCRIPTION OF WARRANTS

         We may issue warrants to purchase debt securities, preferred shares or common shares. We may issue warrants independently or together with any other securities we offer pursuant to a prospectus supplement and the warrants may be attached to or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent. We will set forth additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.

         Each warrant will entitle the holder to purchase the principal amount of debt securities or the number of preferred shares or common shares at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the applicable prospectus supplement. After the close of business on the expiration date of the warrant, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the applicable prospectus supplement.

         The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered.

         -    the title of the warrants;

         -    the aggregate number of the warrants;

         -    the price or prices at which the warrants will be issued;

         - the designation, aggregate principal amount and terms of the securities issuable upon exercise of the warrants and the procedures and conditions relating to the exercise of the warrants;

         - the designation and terms of any related securities with which the warrants will be issued, and the number of warrants that will be issued with each security;

         - the date, if any, on and after which the warrants and the related debt securities will be separately transferable;

         - the price at which the securities purchasable upon exercise of the warrants may be purchased;

         - the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

         - the maximum or minimum number of warrants which may be exercised at any time;

         - a discussion of the certain U.S. federal income tax considerations applicable to the exercise of the warrants; and

         - any other terms of the warrants and terms, procedures and limitations relating to the exercise of the warrants.

         Holders may exchange warrant certificates for new warrant certificates of different denominations, and may exercise warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise and will not be entitled to payments of principal, premium or interest on the securities purchasable upon the exercise.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

         We may issue stock purchase contacts representing contacts obligating holders to purchase from us and obligating us to sell to the holders a specified number of common shares or preferred shares at a future date or dates. The price per share of common shares or preferred shares may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

         The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either of the following:

         -    debt securities of our company, or

         - debt obligations of third parties, including U.S. Treasury securities,

securing the holder's obligations to purchase our common shares or preferred shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vise versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing each holder's obligations under the original stock purchase contract.

         The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the stock purchase contracts, the collateral arrangements and the depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued, which will be filed with the Securities and Exchange Commission promptly after the offering of such stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

                              SELLING SHAREHOLDERS

         The following table sets forth the number of shares beneficially owned by each of the selling shareholders as of August 13, 2002. Each of the selling shareholders may be deemed to be an affiliate of Scotts. No estimate can be given as to the amount of our common shares that will be beneficially owned by the selling shareholders after completion of an offering because the selling shareholders may offer all, some or none of the common shares beneficially owned by them or that may hereafter be acquired by them upon the exercise of stock options. The shares described in this prospectus may be offered from time to time by the selling shareholders named below.

                                              NUMBER OF COMMON SHARES
                                      BENEFICIALLY OWNED BEFORE THE OFFERING(1)
                              ------------------------------------------------------
                                                                                                       NUMBER OF COMMON
                                                  SHARES                                                 SHARES TO BE
                                                ACQUIRABLE                                            BENEFICIALLY OWNED
                                             UPON EXERCISE OF                          MAXIMUM      AFTER THE SALE OF THE
                              COMMON SHARES      OPTIONS/                  PERCENT    NUMBER OF       MAXIMUM NUMBER OF    PERCENT
                              BENEFICIALLY       WARRANTS                     OF    COMMON SHARES       COMMON SHARES        OF
NAME OF BENEFICIAL OWNER         OWNED       WITHIN 60 DAYS     TOTAL     CLASS(2)   TO BE SOLD            NUMBER           CLASS
------------------------         -----       --------------     -----     --------   ----------            ------           -----
John Kenlon................      135,000         118,142(3)      253,142      *          6,642               246,500          *
Kenlon family members
    c/o John Kenlon........           --          60,000(3)       60,000      *         60,000                    --          --
Hagedorn Partnership, L.P.     9,712,021(4)    3,000,000(4)   12,712,021   38.82%    1,533,358            11,178,663        34.14%
-------------

* Less than 1%.

(1) Unless otherwise indicated, the beneficial owner has sole voting and dispositive power as to all common shares reflected in the table. All fractional common shares have been rounded to the nearest whole common share.

(2) The "Percent of Class" computation is based upon the sum of (i) 29,744,790 common shares outstanding on August 13, 2002, and (ii) the number of common shares as to which the named person has the right to acquire beneficial ownership upon the exercise of options or warrants exercisable within 60 days after August 13, 2002.

(3) Mr. Kenlon owns warrants to purchase 6,642 common shares. The Hagedorn Partnership, L.P., a Delaware limited partnership, has the right to vote, and a right of first refusal with respect to, our securities received by Mr. Kenlon and his children in connection with the Miracle-Gro merger in 1995 (135,000 common shares presently held by Mr. Kenlon and warrants to purchase an aggregate of 66,642 common shares, of which warrants to purchase 60,000 common shares are held by Mr. Kenlon's children). The Hagedorn Partnership has waived its right of first refusal in connection with the sale of common shares contemplated by this prospectus. Mr. Kenlon also holds currently exercisable options to purchase 111,500 common shares.

(4) The Hagedorn Partnership owns 9,577,021 common shares and warrants to purchase 2,933,358 common shares, and has the right to vote, and a right of first refusal with respect to, Scotts' securities received by Mr. Kenlon and his children. See note (3) above. Mr. James Hagedorn, Ms. Katherine Hagedorn Littlefield, Mr. Paul Hagedorn, Mr. Peter Hagedorn, Mr. Robert Hagedorn and Ms. Susan Hagedorn are siblings, general partners of the Hagedorn Partnership and former shareholders of Stern's Miracle-Gro Products, Inc. The general partners share voting and dispositive power with respect to the securities held by the Hagedorn Partnership and those subject to the right to vote and right of first refusal in favor of the Hagedorn Partnership. Mr. James Hagedorn and Ms. Katherine Hagedorn Littlefield are directors of Scotts, and Mr. James Hagedorn is our President and Chief Executive Officer. Community Funds, Inc., a New York not-for-profit corporation, is a limited partner of the Hagedorn Partnership. Does not include 27,700 common shares held by Mr. James Hagedorn directly and 9,215 common share units that are allocated to his account and held by the trustee under our Retirement Savings Plan. Also does not include 2,232 common share equivalents that are attributable to Mr. James Hagedorn's account relating to common share units under The Scotts Company Executive Retirement Plan and currently exercisable options to purchase 320,000 common shares. Also excludes currently exercisable options to purchase 11,500 common shares held by Ms. Littlefield.

                              PLAN OF DISTRIBUTION

         The debt securities, preferred shares, common shares, warrants, stock purchase contracts and stock purchase units may be sold:

         - to or through underwriting syndicates represented by managing underwriters;

         - through one or more underwriters without a syndicate for them to offer and sell to the public;

         -    through dealers or agents; or

         - to investors directly in negotiated sales or in competitively bid transactions.

         The prospectus supplement for each series of securities we or the selling shareholders sell will describe that offering, including:

         -    the name or names of any underwriters;

         - the purchase price and the proceeds to us or the selling shareholders from that sale;

         - any underwriting discounts and other items constituting underwriters' compensation;

         - any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

         -    any securities exchanges on which the securities may be listed.

UNDERWRITERS

         If underwriters are used in the sale, we and the selling shareholders, as applicable, will execute an underwriting agreement with those underwriters relating to the securities that we or the selling shareholders will offer. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions. The underwriters will be obligated to purchase all of the offered securities if any are purchased.

         The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us or the selling shareholders, as the case may be, in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of the offered securities for whom they act as agent. Underwriters may sell the offered securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         We also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

         We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

AGENTS

         We and the selling shareholders may also sell any of the securities through agents designated by us and/or the selling shareholders, as the case may be, from time to time. We and/or the selling shareholders, as the case may be, will name any agent involved in the offer or sale of the securities and will list commissions payable by us and/or the selling shareholders, as the case may be, to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we and/or the selling shareholders, as the case may be, state otherwise in the prospectus supplement.

DIRECT SALES

         We and the selling shareholders may sell any of the securities directly to purchasers. In this case, we and/or the selling shareholders, as the case may be, will not engage underwriters or agents in the offer and sale of these securities.

INDEMNIFICATION

         We and the selling shareholders may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

NO ASSURANCE OF LIQUIDITY

         The securities offered hereby may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio.

                                     EXPERTS

         The financial statements of The Scotts Company incorporated into this prospectus by reference to the Current Report on Form 8-K dated June 24, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                           INCORPORATION BY REFERENCE

         We are "incorporating" certain documents into this prospectus by reference, which means that we are disclosing important information to you by referring to documents that contain such information. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below that we have previously filed with the SEC:

         - our Annual Report on Form 10-K for the fiscal year ended September 30, 2001 (including information specifically incorporated by reference into our Form 10-K from our 2001 Annual Report to Shareholders and proxy statement for our 2002 annual meeting of shareholders);

         - our Quarterly Report on Form 10-Q/A dated June 5, 2002, for the fiscal quarter ended December 29, 2001;

         - our Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2002;

         - our Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2002;

         -    our Current Report on Form 8-K filed with the SEC on January 30,
              2002;

         - our Current Report on Form 8-K filed with the SEC on June 24, 2002, which amends certain items in our Form 10-K for the fiscal year ended September 30, 2001, to reflect retroactively the disclosures and presentations required by accounting pronouncements initially adopted by Scotts in our fiscal year beginning October 1, 2001; and

         - our proxy statement for our 2002 annual meeting of shareholders, as filed with the SEC on December 20, 2001.

Later information that we file with the SEC will update and/or supersede this information. We are also incorporating by reference all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the debt securities, preferred shares, common shares, warrants, stock purchase contracts and/or stock purchase units. Information furnished under Item 9 of any of our Current Reports on Form 8-K is not incorporated by reference in this prospectus and registration statement. We furnished information under Item 9 of our Current Report on Form 8-K to the SEC on August 9, 2002.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are required to comply with the reporting requirements of the Securities Exchange Act of 1934 and must file annual, quarterly and other reports with the SEC. We are also subject to the proxy solicitation requirements of the Securities Exchange Act of 1934 and, accordingly, will furnish audited financial statements to our shareholders in connection with our annual meetings of shareholders.

         Any statements made in this prospectus concerning the contents of any contract, agreement or other document constitute summaries of the material terms thereof and are not necessarily complete summaries of all of the terms. Some of these documents have been filed as exhibits to our periodic filings with the SEC. Our periodic reports and other information filed with the SEC may be inspected without charge at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of filed documents by mail from the public reference section of the SEC at Room 1024, 450 Fifth Avenue, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Filed documents are also available to the public on the SEC's website at http://www.sec.gov. In addition, we post our filed documents on our website at http://www.scotts.com, and they are available to be downloaded or printed free of charge. The information on our website is not part of this prospectus or any prospectus supplement.

         Copies of documents incorporated in this prospectus by reference or other documents referred to in this prospectus may be obtained upon oral or written request without charge by contacting The Scotts Company, 14111 Scottslawn Road, Marysville, Ohio 43041, Attention: Treasurer, (937) 644-0011.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

         The following table sets forth the estimated (except for the Securities and Exchange Commission registration fees) fees and expenses payable by the Company in connection with the sale and distribution of the securities registered hereby other than underwriting discounts and commissions:

          Securities and Exchange Commission registration fees      $ 39,269
          Printing and engraving costs                                50,000
          Legal fees and expenses                                    125,000
          Accountants' fees and expenses                              25,000
          Blue sky qualification fees and expenses                    10,000
          Transfer agent fees                                         10,000
          Trustee fees and expenses                                   25,000
          Miscellaneous                                               15,731
                                                                    --------
             Total                                                  $300,000
                                                                    ========

The selling shareholders will not bear any costs, expenses or fees in connection with the sale and distribution of the securities registered hereby other than any applicable discounts or commissions.

* Except for the Securities and Exchange Commission registration fee, all fees and expenses are estimated. All of the above fees and expenses will be borne by the Registrant.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

                  (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                  (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

                           (a) Any claim, issue, or matter as to which such
                  person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

                           (b) Any action or suit in which the only liability
                  asserted against a director is pursuant to section 1701.95 of the Revised Code.

                  (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

                  (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

                           (a) By a majority vote of a quorum consisting of
                  directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

                           (b) If the quorum described in division (E)(4)(a) of
                  this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

                           (c) By the shareholders;

                           (d) By the court of common pleas or the court in
                  which such action, suit, or proceeding referred to in division
                  (E)(1) or (2) of this section was brought.

                  Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division
         (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

                  (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both of the following:

                                    (i) Repay such amount if it is proved by
                           clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                                    (ii) Reasonably cooperate with the
                           corporation concerning the action, suit, or proceeding.

                           (b) Expenses, including attorney's fees, incurred by
                  a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

                  (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                  (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

                  (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5),
         (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

                  (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

         Section 5.01 of the Registrant's Code of Regulations governs indemnification by Registrant and provides as follows:

                  SECTION 5.01. Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

         In addition, the Registrant currently provides insurance coverage to its directors and officers against certain liabilities which might be incurred by them in such capacity.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

              (a)   EXHIBITS

Exhibit
  No.           Description
-------         -----------

1.1*     Form of Underwriting Agreement related to Debt Securities

1.2*     Form of Underwriting Agreement relating to securities other than Debt
            Securities

3.1      Certificate of Amendment by Shareholders to Articles of The Scotts
            Company reflecting adoption of amendment to Article FOURTH of Amended Articles of Incorporation by the shareholders of The Scotts Company on January 18, 2001, as filed with Ohio Secretary of State on January 18, 2001 (filed as Exhibit 3(a)(1) to Scotts' Form 10-Q for the fiscal quarter ended December 30, 2000 and incorporated by reference)

3.2      Certificate of Amendment by Directors of The Scotts Company reflecting adoption of Restated Articles of Incorporation by the Board of Directors of The Scotts Company, as filed with Ohio Secretary of State on January 29, 2001 (filed as Exhibit 3(a)(2) to Scotts' Form 10-Q for the fiscal quarter ended December 30, 2000 and incorporated by reference)

3.3      Certificate regarding Adoption of Amendments to the Code of Regulations of The Scotts Company by the Shareholders on January 18, 2001 (filed as Exhibit 3(b)(1) to Scotts' Form 10-Q for the fiscal quarter ended December 30, 2000 and incorporated by reference)

3.4      Code of Regulations of The Scotts Company (reflecting amendments through January 18, 2001) [for SEC reporting compliance purposes only] (filed as Exhibit 3(b)(2) to Scotts' Form 10-Q for the fiscal quarter ended December 30, 2000 and incorporated by reference)

4.1      Form of Indenture for Senior Debt Securities

4.2      Form of Indenture for Subordinated Debt Securities

4.3      Form of share certificate (filed as Exhibit 1.1 to Scotts' Registration
            Statement on Form 8-A File No. 001-11593 and incorporated by reference)

4.4*     Form of Preferred Share certificate

4.5*     Form of Warrant Agreement

4.6*     Form of Purchase Contract Agreement relating to stock purchase contracts and stock purchase units

4.7*     Form of Pledge Agreement for stock purchase contracts and stock purchase units

5.1      Opinion of Vorys, Sater, Seymour and Pease LLP

12.1     Statements re. Computation of Earnings

23.1     Consent of PricewaterhouseCoopers LLP, independent accountants

23.2     Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit
            5.1)

24.1     Powers of Attorney (included on the signature pages)

25.1**   Statement of Eligibility of Trustee on Form T-1 of Trustee under the
            Senior Indenture

25.2**   Statement of Eligibility of Trustee on Form T-1 of Trustee under the
            Subordinated Indenture

---------

*    To be filed as an exhibit to a Current Report on Form 8-K.
** To be filed as an exhibit to a Current Report on Form 8-K or by post-effective amendment in connection with the offer of our debt securities.

              (b)   FINANCIAL STATEMENT SCHEDULES

                    None

ITEM 17.      UNDERTAKINGS.

              (1) The undersigned registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by Section 10(a)(3)
                  of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                      (iii) To include any material information with respect to
                  the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

              (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              (4) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

              (5) The undersigned hereby undertakes that:

                  (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marysville, State of Ohio, on August 15, 2002.

                                   THE SCOTTS COMPANY


                                   By:      /s/ JAMES HAGEDORN
                                      ------------------------------------------
                                      JAMES HAGEDORN
                                      President and Chief Executive Officer

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of The Scotts Company (the "Company"), and each of us, do hereby constitute and appoint Patrick J. Norton and David M. Aronowitz, or either of them, our true and lawful attorneys and agents, each with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers of the Company and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys or agents, or any of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement on Form S-3, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below for the Company, any and all amendments (including post-effective amendments) to such Registration Statement; and we do hereby ratify and confirm all that said attorneys and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                     Title                                 Date
              ---------                                     -----                                 ----
/s/ CHARLES M. BERGER                           Chairman of the Board                         August 15, 2002
------------------------------------
    CHARLES M. BERGER

/s/ JAMES HAGEDORN                              President, Chief Executive Officer            August 15, 2002
------------------------------------            and Director (Principal Executive Officer)

    JAMES HAGEDORN

/s/ PATRICK J. NORTON                           Executive Vice President, CFO and             August 15, 2002
------------------------------------            Director (Principal Financial Officer)
    PATRICK J. NORTON

/s/ CHRISTOPHER L. NAGEL                        Senior Vice President of Finance,             August 15, 2002
------------------------------------            Corporate North America (Principal
    CHRISTOPHER L. NAGEL                        Accounting Officer)

              Signature                                        Title                              Date
              ---------                                        -----                              ----
/s/ ARNOLD W. DONALD                            Director                                      August 15, 2002
------------------------------------
    ARNOLD W. DONALD

/s/ JOSEPH P. FLANNERY                          Director                                      August 15, 2002
------------------------------------
    JOSEPH P. FLANNERY

/s/ ALBERT E. HARRIS                            Director                                      August 15, 2002
------------------------------------
    ALBERT E. HARRIS

/s/ JOHN KENLON                                 Director                                      August 15, 2002
------------------------------------
    JOHN KENLON

/s/ KATHERINE HAGEDORN LITTLEFIELD              Director                                      August 15, 2002
------------------------------------
    KATHERINE HAGEDORN LITTLEFIELD

/s/ KAREN G. MILLS                              Director                                      August 15, 2002
------------------------------------
    KAREN G. MILLS

/s/ JOHN M. SULLIVAN                            Director                                      August 15, 2002
------------------------------------
    JOHN M. SULLIVAN

/s/ L. JACK VAN FOSSEN                          Director                                      August 15, 2002
------------------------------------
    L. JACK VAN FOSSEN

/s/ JOHN WALKER, PH.D.                          Director                                      August 15, 2002
------------------------------------
    JOHN WALKER, PH.D.

                                INDEX OF EXHIBITS
Exhibit
  No.    Description
-------  -----------

1.1*     Form of Underwriting Agreement related to Debt Securities

1.2*     Form of Underwriting Agreement relating to securities other than Debt
            Securities

3.1      Certificate of Amendment by Shareholders to Articles of The Scotts
            Company reflecting adoption of amendment to Article FOURTH of Amended Articles of Incorporation by the shareholders of The Scotts Company on January 18, 2001, as filed with Ohio Secretary of State on January 18, 2001 (filed as Exhibit 3(a)(1) to Scotts' Form 10-Q for the fiscal quarter ended December 30, 2000 and incorporated by reference)

3.2      Certificate of Amendment by Directors of The Scotts Company reflecting adoption of Restated Articles of Incorporation by the Board of Directors of The Scotts Company, as filed with Ohio Secretary of State on January 29, 2001 (filed as Exhibit 3(a)(2) to Scotts' Form 10-Q for the fiscal quarter ended December 30, 2000 and incorporated by reference)

3.3      Certificate regarding Adoption of Amendments to the Code of Regulations of The Scotts Company by the Shareholders on January 18, 2001 (filed as Exhibit 3(b)(1) to Scotts' Form 10-Q for the fiscal quarter ended December 30, 2000 and incorporated by reference)

3.4      Code of Regulations of The Scotts Company (reflecting amendments through January 18, 2001) [for SEC reporting compliance purposes only] (filed as Exhibit 3(b)(2) to Scotts' Form 10-Q for the fiscal quarter ended December 30, 2000 and incorporated by reference)

4.1      Form of Indenture for Senior Debt Securities

4.2      Form of Indenture for Subordinated Debt Securities

4.3      Form of share certificate (filed as Exhibit 1.1 to Scotts' Registration
            Statement on Form 8-A File No. 001-11953 and incorporated by reference)

4.4*     Form of Preferred Share certificate

4.5*     Form of Warrant Agreement

4.6*     Form of Purchase Contract Agreement relating to stock purchase contracts and stock purchase units

4.7*     Form of Pledge Agreement for stock purchase contracts and stock purchase units

5.1      Opinion of Vorys, Sater, Seymour and Pease LLP

12.1     Statements re. Computation of Earnings

23.1     Consent of PricewaterhouseCoopers LLP, independent accountants

23.2     Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit
            5.1)

24.1     Powers of Attorney (included on the signature pages)

25.1**   Statement of Eligibility of Trustee on Form T-1 of Trustee under the
            Senior Indenture

25.2**   Statement of Eligibility of Trustee on Form T-1 of Trustee under the
            Subordinated Indenture

----------
*    To be filed as an exhibit to a Current Report on Form 8-K.

** To be filed as an exhibit to a Current Report on Form 8-K or by post-effective amendment in connection with the offer of our debt securities.